ROLLING RIDGE, LLC
                          (A Limited Liability Company)

                                     Audited
                              Financial Statements

                                December 31, 1996

                               TABLE OF CONTENTS


                                                  Page
                                                  ----

Independent Auditor's Report                       1

Balance Sheet                                      2

Statement of Operations                            3

Statement of Members' Equity                       4

Statement of Cash Flows                            5

Notes of Financial Statement                       6

                         [James L. Zimmerman Letterhead]


                          INDEPENDENT AUDITOR'S REPORT

To The Members
Rolling Ridge, LLC

I have audited the accompanying balance sheet of Rolling Ridge, LLC (a California limited liability company) as of December 31, 1996, and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rolling Ridge, LLC as of December 31, 1996, and the results of its operations, changes in members' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                          /s/ James L. Zimmerman


March 24, 1997

[Letterhead of James L. Zimmerman]

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                                  Balance Sheet

                                December 31, 1996

                                     ASSETS
                                     ------

Land and buildings (including land of $1,113,241)
 at cost, less accumulated depreciation of $1,426,533 - Note 1                           $5,160,692

Cash - Restricted for replacement reserve                                                     7,377
Accounts receivable tenants                                                                   6,188
Debt financing costs, less accumulated amortization of $4,680                                98,165
                                                                                        -----------
                                                                                         $5,272,422
                                                                                        ===========

                   LIABILITIES AND MEMBERS' EQUITY
                   -------------------------------

Liabilities
 Mortgage payable - Note 2                                                               $4,925,000
 Bank overdraft                                                                              45,841
 Accounts payable                                                                            17,019
 Prepaid rents                                                                                1,073
 Tenants security deposits payable                                                           64,863
                                                                                         ----------
         Total liabilities                                                                5,053,796
                                                                                         ----------

Members' equity                                                                             218,626
                                                                                         ----------
                                                                                         $5,272,422
                                                                                         ==========

See Accompanying Notes to Financial Statements

                               ROLLING RIDGE, LLC
                         (a limited liability company)

                            Statement Of Operations

                                                               Period                  Period
                                                             January 1 to            August 3 to        Year Ended
                                                               August 2,            December 31,        December 31,
                                                                 1996                   1996                1996
                                                            -------------           ------------        ------------
Revenue:
 Net rentals                                                $  516,583                $ 362,440          $  879,023
 Other income                                                   25,562                   12,789              38,351
                                                             ---------                ---------           ---------

         Total revenues                                        542,145                  375,229             917,374
                                                             ---------                ---------           ---------

Cost of operations:
 Payroll and related                                            43,868                   31,309              75,177
 Management fees                                                21,639                   15,007              36,646
 Advertising and promotion                                       9,062                    7,206              16,268
 Other administrative expenses                                   5,724                    5,356              11,080
 Debt administration and closing costs                          32,679                                       32,679
 Repairs and maintenance                                        73,555                   46,659             120,214
 Utilities                                                      35,225                   23,563              58,788
 Insurance                                                       5,200                    5,907              11,107
 Property taxes                                                 71,919                   72,035             143,954
 Interest expense                                              220,391                  184,586             404,977
                                                             ---------                ---------           ---------

         Total cost of operations                              519,262                  391,628             910,890
                                                             ---------                ---------           ---------

Income (loss) before depreciation and
 amortization                                                   22,883                  (16,399)              6,484

Depreciation and amortization                                  116,064                   87,580             203,644
                                                             ---------                ---------           ---------

Loss before extraordinary items                                (93,181)                (103,979)           (197,160)

Extraordinary item - Note 3                                  1,510,000                    ------          1,510,000
                                                            ----------                ----------         ----------

Net income (loss)                                           $1,416,819                ($103,979)         $1,312,840
                                                            ==========                ==========         ==========



See Accompanying Notes to Financial Statements

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Statement Of Members' Equity

                      For The Year Ended December 31, 1996


Balance (deficit) at beginning of year                        $(1,189,612)

Contributions                                                     150,000

Withdrawals                                                       (54,604)

Net income                                                      1,312,840
                                                              -----------

Balance at end of year                                          $ 218,626
                                                              ===========


See Accompanying Notes to Financial Statements

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                             Statement Of Cash Flows

                      For The Year Ended December 31, 1996

Cash flows from operating activities:                                                                $1,312,840
 Net income
 Adjustments to reconcile net income to net cash provided by
 (applied to) operating activities:                                               $203,644
    Depreciation and amortization
    (Increase) decrease in:
      Accounts receivable                                                              332
      Debt financing costs                                                        (102,845)


Increase (decrease) in:
   Bank overdraft                                                                   45,841
   Accounts payable                                                                   (946)
   Prepaid rents                                                                       592
   Tenants security deposits                                                        (4,254)
                                                                                  ---------
           Net adjustments                                                                              142,364
                                                                                                     ----------

           Total from operating activities                                                            1,455,204
                                                                                                      ---------
Cash flows from investing activities:
  Deposits to replacement reserves                                                                      (7,332)


Cash flows from financing activities:
   Proceeds from new mortgage payable                                                                 4,925,000
   Retirement of old mortgage payable                                                                (6,500,000)
   Member contributions                                                                                 150,000
   Member withdrawals                                                                                   (54,603)
                                                                                                     -----------

           Net cash flows from financing activities                                                  (1,479,603)
                                                                                                     -----------

Net decrease in cash                                                                                    (31,731)

Beginning cash balance                                                                                   31,731
                                                                                                     -----------

Ending cash balance                                                                                  $        0
                                                                                                     ===========

Supplemental disclosure:
  Cash paid during year for interest                                                                 $  404,977
                                                                                                     ==========



  See Accompanying Notes to Financial Statements

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Notes to Financial Statement

                                December 31, 1996

1.   Organization and SummarY of Significant Accounting Policies

     Organization

     Rolling Ridge, LLC, a California limited liability company, was formed on June 6, 1996 as the successor entity to Rolling Ridge Partners, (Duane R. Raab, Ralph E. Haun, and Diane E. Haun) a California general partnership, which developed and constructed the 110-unit multi-family residential rental project located in Chino Hills, County of San Bernardino, California, known as Rolling Ridge Apartment. The effective commencement date of Rolling Ridge, LLC is August 2, 1996, the date the partners refinanced the original loan on the property. Rolling Ridge, LLC has a limited life and will be dissolved by January 1, 2036.

     Basis of Accounting

     The company's books are maintained on the modified cash basis of accounting. These financial statements are prepared on the accrual basis of accounting.

     Rental Income

     Rental income is recognized for apartment rentals as they accrue. Advance receipts of rental income is deferred and classified as liabilities until earned. All apartment leases are operating leases.

     Land and Buildings

     Land and buildings contributed to the LLC by the predecessor partners have been recorded at their historical cost basis to the partners, which approximates the fair market value of the apartment complex per an appraisal as of August 2, 1996. Depreciation is computed using the straight-line method over an estimated useful life of 27.5 years.

     Income Taxes

     The company is not a taxpaying entity for federal and state income tax purposes, and thus no income tax expense has been recorded in the statements. Income of the company is taxed to the members in their individual returns.

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Notes to Financial Statements

                                December 31, 1996

2.        Mortgage Payable

          The mortgage payable to American Tax-Exempt Bond Trust in the amount of $4,925,000 as provided through the issuance and sale of Multifamily Housing Revenue Bonds 1996 Series A (Rolling Ridge Apartments) issued by the County of San Bernardino, California. The note bears interest at an annual rate of 9.0%, payable monthly. The terms of the note provide for the payment of interest only until maturity, July 1, 2026, at which time the entire principal balance is due.

          The note also provides for contingent interest equal to 30% of net property cash flow after payment of the base interest, and 25% of net sales or repayment proceeds (which may in certain circumstances when no sale proceeds are received, including but not limited to refinancing, be measured by fair market value) over repayment of outstanding principal until the borrower has paid interest at a simple annual rate of 16% over the term of the note, after which no further contingent interest payments will be required. Since there was a negative cash flow for the periods from August 3 to December 31, 1996, no contingent interest was paid or is payable.

          The company is required to make monthly deposits in escrow in an amount equal to one-twelfth of the estimated annual real property taxes and insurance premiums for the property. In addition, the company is required to establish and maintain a replacement reserve escrow account and make monthly deposits of $1,833 into this account.

3.        Extraordinarv Item

          The company has recognized forgiveness of debt during the year of $1,510,000 as a result of the refinancing of its original mortgage payable. Under the terms of a settlement agreement with the Federal Deposit Insurance Corporation (which succeeded the Resolution Trust Corporation as successor to Mercury Federal Savings & Loan Association) the prior mortgage (bonds) in the amount of $6,500,000 were mandatorily redeemed concurrently with the issuance of the County of San Bernardino, California Multifamily Housing Revenue Refunding

                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Notes to Financial Statements

                                December 31, 1996

          Bonds, 1996 Series A (Rolling Ridge Apartments) in the amount of $4,925,000. The gain on the forgiveness of indebtedness was determined as follows:

                Mortgage payable balance at August 2, 1996       $ 6,500,000
                Net amount paid to FDIC                            4,990,000
                                                                 -----------

                Amount forgiven                                  $ 1,510,000
                                                                 ===========


          While the company and its members will not pay income taxes on the gain resulting from the forgiveness, there are tax attribute adjustments to the individual members. The tax basis of the depreciable property to the members will be reduced by the $1,510,000 gain.